FS Investment Corporation II 8-K

Exhibit 99.1

FS Investment Corporation II Announces Details of

Quarterly Stockholder Conference Call

PHILADELPHIA, PA, July 24, 2013 – On July 24, 2013, FS Investment Corporation II (“FSIC II”) announced that it will hold its second quarter stockholder conference call on Thursday, August 15, 2013 at 3:00 p.m. Eastern Time.  Prior to the call, FSIC II will report its financial highlights for the quarter ended June 30, 2013.

In order to participate, interested parties should dial (888) 895-5271 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 35366496 when prompted.  An audio archive of the call will be available for replay. The link to the audio archive can be found under the “Investor Relations” section of FSIC II’s website (www.fsinvestmentcorpII.com), and will be available for a period of 30 days following the call.

About FS Investment Corporation II

FSIC II is a publicly registered, non-traded business development company and is the third investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”). FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is managed by FSIC II Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $62.2 billion in assets under management as of June 30, 2013, is the credit platform of The Blackstone Group L.P. (“Blackstone”). For more information, please visit www.fsinvestmentcorpII.com.

About Franklin Square Capital Partners

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded business development company. The firm currently manages three funds with over $6.9 billion* in assets. Each fund is sub-advised by GSO, a world-leading private debt asset manager and the credit platform of Blackstone.

Forbes Magazine ranked Franklin Square 13th on its 2013 list of America’s Most Promising Companies. Franklin Square distributes its funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

* Assets under management as of March 31, 2013.